      Exhibit 21.1

LIST OF REGISTRANT’S SUBSIDIARIES

ENTITY	STATE/COUNTRY OF INCORPORATION

Cirrus Logic International Ltd.	Bermuda
Cirrus International Holdings, Inc.	Delaware
Cirrus Logic KK	Japan
Cirrus Logic Korea Co. Ltd.	South Korea
Cirrus Logic (UK) Ltd.	United Kingdom
Cirrus Logic Software India, Pvt. Ltd.	India
eMicro Corporation	Delaware
Crystal Semiconductor Corporation	Delaware
LuxSonor Semiconductors, Inc.	California
Pacific Communication Sciences, Inc.	Delaware
ShareWave, Inc.	Delaware
Stream Machine Company	California